UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2017

TONGJI HEALTHCARE GROUP, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-140645	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 5 Beiji Road Nanning, Guangxi, People’s Republic of China
(Address of principal executive offices) (zip code)

86-771-2020000
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2017, Mr. Eric Zhang notified Tongji Healthcare Group, Inc. (the “Company”) that he intends to resign as Chief Financial Officer of the Company for personal reasons, effective November 15, 2017. Mr. Zhang’s resignation is not in connection with any known disagreement with the Company on any matter.

On November 8, 2017, the Board appointed Mr. Yunhui Yu , the Company’s President and Chief Executive Officer as its interim Chief Financial Officer , effective November 15, 2017. Mr. Yu will serve as interim Chief Financial Officer until a successor is named. The Company is in the process of conducting a search for Chief Financial Officer and will name that successor at the completion of the search. Mr. Yu shall not receive any additional consideration for his services as interim Chief Financial Officer.

Mr. Yu is our founder and has been our Chief Executive Officer, President and one of our directors since October 2003. Since October 1999 Mr. Yu has also been the Chief Executive Officer and a director of Guangxi Tongji Medicine Co., Ltd., an affiliated company which operates pharmacies in China. Mr. Yu received his bachelor's degree in medicine from the First Military Medical University of the People's Liberation Army of China in August 1984. Mr. Yu holds a license as a physician from the Chinese Ministry of Health.

There are no family relationships between Mr. Yu and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Yu and any other persons pursuant to which he was selected as interim Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2017	TONGJI HEALTHCARE GROUP, INC.

By: /s/ Yunhui Yu
Yunhui Yu
President and Chief Executive Officer

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